EXHIBIT 10.17
GUARANTY
     Guaranty made this 28th day of April, 2008, by JAMES A. HINKLE, an individual, CHELDON ROSE, an individual, and MICHAEL PRALL, an individual (collectively, “Guarantors”) jointly and severally, to OHIO LEGACY BANK, N.A., national bank organized under the federal laws of the United States (“Bank”) as an inducement to Bank to enter into a certain Administrative Services Agreement of even date herewith by and between Bank and JMC MARKETING, LTD, as an inducement to Bank to enter into a certain Loan Processing Agreement of even date herewith by and between Bank and MIDWEST MORTGAGE PROCESSING, LLC (JMC Markeing, LTD and Midwest Mortgage Processing, LLC referred to as the “Related Parties”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, covenant and agree as follows:
     1. Guarantors, jointly and severally, absolutely and unconditionally guarantee to Bank and Bank’s successors and assigns, the full and complete payment, as and when the same becomes due and payable, without need for recourse by the holder against any other party, of each and every debt, liability and obligation of every type and description which the Related Parties may now or at any time hereafter owe to Bank (whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several, or joint and several) (the “Assumed Obligations”).
     2. The Assumed Obligations of the Guarantors under this Guaranty shall be an absolute, unconditional, present and continuing guaranty of payment and not collectibility.
     3. Guarantors agree that Bank in Bank’s sole discretion may (a) bring suit against any Guarantor of the Assumed Obligations; (b) compromise or settle with any Guarantor for such consideration as Bank may deem proper, and (c) release any Guarantor from liability. Guarantors further agree that no such action shall impair the rights of Bank to collect the entire amount due from the Related Parties.
     4. This Guaranty shall be binding upon Guarantors, Guarantors’ heirs, executors, administrators, personal representatives and assigns.
     5. No waiver, amendment, release or modification of this Guaranty shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties hereto.
     6. The parties hereby irrevocably consent to the jurisdiction of the Common Pleas Court of Wayne County, Ohio, for any action or proceeding initiated pursuant to this Guaranty.
     7. This Guaranty and the rights and obligations of the parties hereto (including third party beneficiaries) shall be governed exclusively by and construed in accordance with the laws of the State of Ohio without regard to conflict of laws principles therein.
     This Guaranty shall be effective as of the date first above written.

By:	/s/ James A. Hinkle
James A. Hinkle, individually

By:	/s/ Cheldon Rose
Cheldon Rose, individually

By:	/s/ Michael Prall
Michael Prall, individually

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